Smart Sand, Inc. Announces First Quarter 2019 Results

•	1Q 2019 revenue of $51.8 million.

•	1Q 2019 total tons sold of approximately 648,000.

•	1Q 2019 net income of $4.0 million.

•	1Q 2019 Adjusted EBITDA of $12.4 million.

THE WOODLANDS, Texas, May 7, 2019 – Smart Sand, Inc. (NASDAQ: SND) (the “Company” or “Smart Sand”), a fully integrated frac sand supply and services company, is a low-cost producer of high quality Northern White frac sand and provider of proppant logistics solutions through both our in-basin transloading terminal and wellsite storage solutions, today announced results for the first quarter 2019.
Charles Young, Smart Sand’s Chief Executive Officer, stated “Smart Sand had another good quarter. We began to see the turnaround in the market that we’ve been forecasting and by sticking to our long-term plan for success, we were able to capitalize on the turnaround and once again deliver positive results.”

First Quarter 2019 Highlights
Revenues were $51.8 million in the first quarter of 2019, flat compared to fourth quarter 2018 revenues of $52.2 million. First quarter 2019 revenues of $51.8 million increased by 21% compared to first quarter 2018 revenues of $42.6 million. The increase in revenue over the first quarter 2018 was primarily attributed to higher volumes from our in-basin Van Hook terminal, which sell at a higher average selling price per ton than sales at the minegate.
Overall tons sold were approximately 648,000 in the first quarter of 2019, compared with approximately 610,000 tons in the fourth quarter 2018 and 723,000 tons for the first quarter of 2018.
Net income was $4.0 million, or $0.10 per basic and diluted share, for the first quarter of 2019, compared with a net loss of $(4.4) million or $(0.11) per basic and diluted share, for the fourth quarter of 2018 and net income of $1.0 million, or $0.02 per basic and diluted share, for the first quarter of 2018. The net income in the first quarter of 2019 is primarily attributable to strong in-basin sales generated primarily from our Van Hook terminal and low operating costs as we worked to right size our operations to match current sales volumes.
Adjusted EBITDA was $12.4 million for the first quarter of 2019 compared to $5.9 million during the same period last year, an increase of 112% year over year, and a decrease of 34% compared to fourth quarter 2018 Adjusted EBITDA of $18.7 million. The increase in Adjusted EBITDA year-over-year is primarily attributable to tons sold through our Van Hook terminal in 2019 at higher average selling prices. The sequential decrease in Adjusted EBITDA was primarily due to lower contract and spot sales prices as the decrease in completions persisted through the first half of the first quarter of 2019 coupled with seasonally higher operating cost of sales in the first quarter as previously capitalized inventory is expensed as it is sold.

Capital Expenditures
Smart Sand’s capital expenditures totaled $8.5 million for the first quarter ended March 31, 2019, primarily for the manufacturing of our wellsite storage solutions and maintenance and efficiency upgrades at our Oakdale facility. We estimate that full year 2019 capital expenditures will be approximately $30 million to $40 million, excluding any additional acquisitions. This range of investment gives consideration to investment in the build up of our wellsite storage solutions. Our primary sources of liquidity are cash flow generated from our operations, our Credit Facility and other equipment financing arrangements. At March 31, 2019, we had approximately $2.4 million of cash on hand and $12.5 million available under our Credit Facility.

Conference Call
Smart Sand will host a conference call and live webcast for analysts and investors this morning, May 7, 2019 at 10:00 a.m. Eastern Time to discuss the Company’s first quarter 2019 financial results. Investors are invited to listen to a live audio webcast of the conference call, which will be accessible on the “Investors” section of the Company’s website at www.smartsand.com. To access the live webcast, please log in 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the call will also be available on the website following the call. The call can also be accessed live by dialing (888) 799-5165 or, for international callers, (478) 219-0056. The passcode for the call is 7077368. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The conference ID for the replay is 7077368.

Forward-looking Statements
All statements in this news release other than statements of historical facts are forward-looking statements that contain our current expectations about our future results.  We have attempted to identify any forward-looking statements by using words such as “expect,” “will,” “estimate,” “believe” and other similar expressions.  Although we believe that the expectations reflected and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct.  Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause the Company’s actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements.
Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, fluctuations in product demand, regulatory changes, adverse weather conditions, increased fuel prices, higher transportation costs, access to capital, increased competition, changes in economic or political conditions, and such other factors discussed or referenced in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2018, filed by the Company with the U.S. Securities and Exchange Commission on March 14, 2019.
You should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

About Smart Sand
Smart Sand is a fully integrated frac sand supply and services company, offering complete mine to wellsite solutions for our customers. We produce low-cost, high quality Northern White frac sand and provide our customers with proppant logistics solutions from the mine to the wellsite. Northern White frac sand is a premium proppant used to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. We also offer logistics solutions to our customers through our Van Hook transloading terminal in the Bakken and wellsite storage capabilities. We own and operate a frac sand mine and related processing facility near Oakdale, Wisconsin, at which we have approximately 317 million tons of proven recoverable sand reserves as of December 31, 2018. We began operations with 1.1 million tons of annual nameplate processing capacity in July 2012. After several expansions, our current annual nameplate processing capacity at our Oakdale facility is approximately 5.5 million tons of frac sand per year. For more information, please visit www.smartsand.com.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except per share amounts)
Revenues	$51,775	$52,248	$42,628
Cost of goods sold	40,605	34,217	35,413
Gross profit	11,170	18,031	7,215
Operating expenses:
Salaries, benefits and payroll taxes	2,710	2,448	2,573
Depreciation and amortization	676	678	188
Selling, general and administrative	2,800	2,617	3,101
Change in the estimated fair value of contingent consideration	(967)	242	—
Impairment of goodwill and indefinite-lived intangible asset	—	17,835	—
Total operating expenses	5,219	23,820	5,862
Operating income (loss)	5,951	(5,789)	1,353
Other income (expenses):
Interest expense, net	(981)	(828)	(180)
Other income	37	48	34
Total other income (expense), net	(944)	(780)	(146)
Income before income tax expense (benefit)	5,007	(6,569)	1,207
Income tax expense (benefit)	974	(2,136)	232
Net income (loss)	$4,033	$(4,433)	$975
Net income (loss) per common share:
Basic	$0.10	$(0.11)	$0.02
Diluted	$0.10	$(0.11)	$0.02
Weighted-average number of common shares:
Basic	39,997	40,262	40,412
Diluted	39,997	40,262	40,441

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$2,369	$1,466
Accounts receivable, net	31,434	18,989
Unbilled receivables	8,081	7,823
Inventories	13,571	18,575
Prepaid expenses and other current assets	2,170	3,243
Total current assets	57,625	50,096
Property, plant and equipment, net	249,133	248,396
Operating right-of use assets	34,329	—
Intangible assets, net	17,640	18,068
Other assets	3,613	3,732
Total assets	$362,340	$320,292
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,488	$11,336
Accrued and other expenses	11,003	8,392
Deferred revenue	5,005	4,095
Current portion of long-term debt	1,332	829
Current portion of operating lease liabilities	13,354	—
Total current liabilities	39,182	24,652
Long-term debt, net of current portion	51,296	47,893
Long-term operating lease liabilities, net of current portion	21,539	—
Deferred tax liabilities, long-term, net	18,216	17,898
Asset retirement obligation	12,253	13,322
Contingent consideration	5,500	7,167
Total liabilities	147,986	110,932
Commitments and contingencies
Stockholders’ equity
Common stock	40	40
Treasury stock	(2,862)	(2,839)
Additional paid-in capital	163,034	162,195
Retained earnings	54,310	50,277
Accumulated other comprehensive loss	(168)	(313)
Total stockholders’ equity	214,354	209,360
Total liabilities and stockholders’ equity	$362,340	$320,292

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We define EBITDA as net income, plus: (i) depreciation, depletion and amortization expense; (ii) income tax expense (benefit); (iii) interest expense; and (iv) franchise taxes. We define Adjusted EBITDA as EBITDA, plus: (i) gain or loss on sale of fixed assets or discontinued operations; (ii) integration and transition costs associated with specified transactions; (iii) equity compensation; (iv) acquisition and development costs; (v) non-recurring cash charges related to restructuring, retention and other similar actions; (vi) earn-out, contingent consideration obligations and other acquisition and development costs; and (vii) non-cash charges and unusual or non-recurring charges. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to the impact of financing methods, capital structure or historical cost basis of our assets;

•	the viability of capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	our ability to incur and service debt and fund capital expenditures;

•	our operating performance as compared to those of other companies in our industry without regard to the impact of financing methods or capital structure; and

•	our debt covenant compliance, as Adjusted EBITDA is a key component of critical covenants to the Credit Facility.
We believe that our presentation of EBITDA and Adjusted EBITDA will provide useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income for each of the periods indicated:

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Net income (loss)	$4,033	$(4,433)	$975
Depreciation, depletion and amortization	6,303	5,780	3,160
Income tax expense (benefit)	974	(2,135)	232
Interest expense	981	832	219
Franchise taxes	85	59	220
EBITDA	$12,376	$103	$4,806
(Gain) loss on sale of fixed assets	(25)	68	—
Equity compensation (1)	699	721	490
Acquisition and development costs (2)	(947)	263	328
Non-cash impairment of goodwill and other intangible asset (3)	—	17,835	—
Cash charges related to restructuring and retention	41	112	94
Accretion of asset retirement obligations	279	(356)	134
Adjusted EBITDA	$12,423	$18,746	$5,852

(1)	Represents the non-cash expenses for stock-based awards issued to our employees and employee stock purchase plan compensation expense.

(2)	Includes $967 fair value adjustment of contingent consideration in 2019 and costs incurred related to the business combinations and current development project activities in 2019 and 2018.

(3)
An impairment charge of $17,835 related to goodwill and an indefinite-lived intangible asset was recorded in the fourth quarter of 2018. The impairment charge relates primarily to the decline in our stock price in 2018 and the relationship between the resulting market capitalization and the equity recorded on our balance sheet.

_________________________

Contribution Margin

We also use contribution margin, which we define as total revenues less costs of goods sold excluding depreciation, depletion and accretion of asset retirement obligations, to measure our financial and operating performance. Contribution margin excludes other operating expenses and income, including costs not directly associated with the operations of our business such as accounting, human resources, information technology, legal, sales and other administrative activities.
Historically, we have reported production costs and production cost per ton as non-GAAP financial measures. As we expand our logistics activities and continue to sell sand closer to the wellhead, our sand production costs will only be a portion of our overall cost structure.
We believe that a transition to reporting contribution margin and contribution margin per ton sold will provide a better performance metric to management and external users of our financial statements, such as investors and commercial banks, because these metrics provide an operating and financial measure of our ability, as a combined business, to generate margin in excess of our operating cost base. As such, we believe that it is no longer relevant to report production costs or production costs per ton on a standalone basis.
Gross profit is the GAAP measure most directly comparable to contribution margin. Contribution margin should not be considered an alternative to gross profit presented in accordance with GAAP. Because contribution margin may be defined differently by other companies in our industry, our definition of contribution margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. The following table presents a reconciliation of contribution margin to gross profit.

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
	(in thousands)
Revenue	$51,775	$52,248	$42,628
Cost of goods sold	40,605	34,217	35,413
Gross profit	11,170	18,031	7,215
Depreciation, depletion, and accretion of asset retirement obligations included in cost of goods sold	5,906	4,746	3,106
Contribution margin	$17,076	$22,777	$10,321
Contribution margin per ton	$26.35	$37.34	$14.28
Total tons sold	648	610	723

Investor Contacts
Josh Jayne
Finance Manager
(281) 231-2660
jjayne@smartsand.com

Lee Beckelman
CFO
(281) 231-2660
lbeckelman@smartsand.com